Exhibit 5.1

August 3, 2015

The Board of Directors

ContraFect Corporation

28 Wells Avenue, Third Floor

Yonkers, New York 10701

ContraFect Corporation

Ladies and Gentlemen:

We have acted as counsel to ContraFect Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on August 3, 2015, and each amendment thereto, including the documents incorporated by reference therein (the “Registration Statement”), relating to the offering from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by certain selling stockholders named therein of (i) 4,728,128 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), and (ii) 2,458,629 shares of the Company’s common stock, par value $0.0001 per share (the “Warrant Shares”), issuable upon exercise of outstanding warrants (the “Warrants”), as described in the prospectus forming a part of the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus at the time of the applicable offering.

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Registration Statement.

(b)	The Prospectus.

(c)	The Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and the Amended and Restated Bylaws of the Company, each as amended through the date hereof.

(d)	The originals or copies of such other corporate records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review and otherwise for the purpose of this opinion letter, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing and upon such other investigation as we have deemed necessary, we are of the opinion that (i) the Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable and (ii) the Warrant Shares, upon payment for and delivery of the Warrant Shares in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Our opinions set forth above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law.

This opinion letter is delivered to you in connection with the filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

CMF/JTC/JWC

JDW